EXHIBIT 10.32
NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
(Joseph Chalhoub)
     This NON-COMPETITION AND NON-DISCLOSURE AGREEMENT is entered into this 24th day of August, 1999, by and between Joseph Chalhoub, a resident of Westmount, Quebec (“Executive”), and Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Crystal Clean”);
WITNESSETH:
     WHEREAS, Executive is a Unit holder and Member of Crystal Clean and serves as its President and Chief Executive Officer and as a result of his positions with Crystal Clean, Executive has access to and knowledge of all of Crystal Clean’s business information and confidential data; and
     WHEREAS, Executive’s right to subscribe for and receive ownership of Units in Crystal Clean is expressly conditioned upon Executive’s entering into an Executive Employment Agreement (“Employment Agreement”) and this Non-Competition and Non-Disclosure Agreement;
     NOW THEREFORE, in pursuant of the above and in consideration of the terms and conditions contained herein and for other good and valuable considerations, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
     (1) Consideration. Executive acknowledges that the consideration received by Executive under the Subscription Agreement and the Employment Agreement and otherwise resulting from the agreement of The Heritage Group, an Indiana general partnership, and certain of its affiliates, partners and their beneficiaries (collectively, “Heritage”) to organize Crystal Clean, is good and sufficient consideration for Executive’s covenants, agreements and forebearances contained in this Agreement and that Heritage would not have organized Crystal Clean and allowed Executive to subscribe for Units but for Executive’s entering into this Agreement.
     (2) Non-Disclosure. Executive will not, at any time following this date except as required by the duties of his employment with Crystal Clean and/or its subsidiaries, disclose to any person, firm or corporation, any confidential information concerning Crystal Clean or its assets or business, except as may be required by governmental law or regulation or in legal proceedings to which Executive is subpoenaed to give testimony, in which event Executive shall notify Crystal Clean immediately upon learning that Executive may be required or compelled to divulge any confidential information. For purposes of this Agreement, “confidential information” consists of that proprietary information subject to protection under the Uniform Trade Secrets Act and includes, without limitation, Crystal Clean’s customer list and price information for all customers and other intangible property to be transferred to Crystal Clean by Heritage. “Confidential information” does not include information in the public domain through no fault of the Executive or reasonably discoverable without access to internal documents or information.
     (3) Non Competition. During the term of Executives’s employment with Crystal Clean, and for a period of one (1) year from the date of Executive’s Termination of Employment under the Employment Agreement (“Restricted Period”), Executive will not, other than for the exclusive benefit of Crystal Clean, engage in the Business (as defined below) in the geographical area in which Crystal Clean conducts Business during the term of Executive’s employment with Crystal Clean (“Territory”), whether as an employee, owner (except as provided below in Section 5), member, manager, consultant, agent, partner, service provider or in any other capacity. For purposes of this Agreement, the term “Business” means the business of providing environmental and fluid management services to small and medium sized customers and providing parts washing and drum disposal services (“Business”).
     (4) Non-Solicitation; Non-Piracy. During the Restricted Period, Executive will not personally call on any person or business organization which was a customer of Crystal Clean during the Executive’s term of employment for Business within the Territory. Further, during the Restricted Period, Executive will not, without the consent of Crystal Clean, for the Executive’s own account or for any third party, solicit or endeavor to entice away, offer employment to or employ any person who was employed by Crystal Clean during the twelve (12) month period immediately before the termination of Executive’s employment with Crystal Clean.
     (5) Other Services. Executive may, without causing Executive to be in breach of this Agreement, enter into other business endeavors during the Restricted Period or may engage in the Business outside of the Territory; provided that Executive’s other permitted services will not be deemed to allow Executive to use or disclose “Confidential Information” in contravention of this Agreement or other agreements between Executive and Crystal Clean. Executive may continue to own shares of Clean Harbors, Inc. in an amount not in excess often percent (10%) of the issued and outstanding common equity or voting interests.
     (6) Default and Remedies. Executive acknowledges and agrees that, if Executive directly or indirectly breaches, violates, or fails to perform fully its obligations under this Agreement (“Default”), each Default shall cause immediate and irreparable harm to Crystal Clean, in a manner which cannot be adequately compensated in damages. Crystal Clean and Executive agree that in the event of any such Default, Crystal Clean, in addition to all other available remedies at law or in equity, may, insofar as Executive may be concerned, be entitled to temporary, preliminary and permanent injunctive relief to restrain such Default(s) by Executive or others acting in concert with Executive, and to all of its costs, expenses, and reasonable attorneys’ fees incurred in any enforcement proceedings in which Crystal Clean prevails in whole or in part. Nothing contained herein shall restrict or limit in any manner Crystal Clean’s right to obtain any form of relief, legal or equitable, in an action brought to enforce Crystal Clean’s rights.

     (7) Severability. All provisions of this Agreement are intended to be severable. Each provision of this Agreement constitutes a separate and distinct covenant. In the event any term, provision, or restriction in this Agreement is held to be illegal, invalid or unenforceable in any respect, such finding shall in no way affect the legality, validity, or enforceability of all other provisions of this Agreement. Crystal Clean and Executive agree that any such unenforceable term, provision or restriction shall be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.
     (8) No Waiver of Rights. Neither any failure or any delay on the part of any party in exercising its rights shall operate as a waiver, nor shall a single or partial exercise preclude any further exercise of any right, power, or privilege by any party.
     (9) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. The state and federal courts located in Marion County, Indiana, or Cook County, Illinois shall be the courts of exclusive jurisdiction and venue over any enforcement of this Agreement.
     (10) Benefit. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto. Executive hereby agrees that the provisions of this Agreement may be assigned in whole or in part by Crystal Clean, and Executive hereby consents to such assignment and agrees to be bound to the assignee under all of the terms and conditions of this Agreement.
     (11) Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in accordance with Section 17 of the Employment Agreement.
     (12) Modification. No waiver, alteration or modification of any provision of this Agreement will be valid unless made in writing and signed by all parties hereto. The waiver of any breach or default shall not be deemed to waive any subsequent breach or default.
     (13) Entire Agreement. This Agreement constitutes the entire agreement of the parties relative to the subject matter and supersedes any prior understanding, agreements or representations by or among the parties, written or oral with regard to the subject matter of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Disclosure Agreement on the day and year first above written.

Executive

/s/ Joseph Chalhoub

Joseph Chalhoub

Heritage-Crystal Clean, LLC:

By:	/s/ Fred M. Fehsenfeld, Jr.

Fred M. Fehsenfeld, Jr., Chairman

4